Exhibit 99.1

News Release

Contact:  David Amy, EVP & Chief Financial Officer

Lucy Rutishauser, VP Corporate Finance & Treasurer

(410) 568-1592

SINCLAIR ANNOUNCES REDEMPTION OF 11.625% HIGH YIELD TRUST ORIGINATED PREFERRED SECURITIES DUE 2009

BALTIMORE (June  20, 2003) – Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today that the Trustee for Sinclair Capital, a subsidiary Delaware Business Trust of Sinclair Broadcast Group, Inc., will redeem, in full, the aggregate principal amount of the 11.625% High Yield Trust Originated Preferred Securities (HYTOPS), plus the associated 4.65% call premium and accrued interest thereon, on July 21, 2003 (the “Redemption Date”).

The HYTOPS redemption will be funded from Sinclair Broadcast Group’s recent private placements of $150 million aggregate principal amount of Convertible Senior Subordinated Notes due 2018 and $100 million aggregate principal amount of 8.0% Senior Subordinated Notes due 2012.

This announcement is not an offer to purchase or a solicitation of an offer to sell any securities.  The HYTOPS redemption will be made pursuant to the terms applicable to the HYTOPS.

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 62 television stations in 39 markets.  Sinclair’s television group includes FOX, WB, ABC, CBS, NBC, and UPN affiliates and reaches approximately 24.0% of all U.S. television households.  For more information, please visit Sinclair’s website at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this press release include forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the impact of changes in national and regional economies and the credit markets and the risk factors set forth in the Company’s most recent reports on Form 10-K, as amended, and Form 10-Q filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

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